Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION ANNOUNCES

SECOND QUARTER EARNINGS

TUPELO, MISSISSIPPI (July 19, 2005) – Renasant Corporation (NASDAQ:RNST) (the “Company”) today announced results for the second quarter of 2005. Net income for the second quarter of 2005 was $6,207,000, up 22.74%, or $1,150,000, from the second quarter of 2004. During the second quarter of 2005, the Company recognized $647,000 in after-tax interest income as the cash flows from certain loans acquired in connection with the Company’s acquisition of Heritage Financial Holding Corporation (“Heritage”), accounted for under AICPA Statement of Position 03-3 (“SOP 03-3”), exceeded initial estimates. Second quarter 2005 net income was decreased by $295,000 in after-tax merger expenses related to the Heritage acquisition and after-tax expenses related to the change of its name. Second quarter 2004 net income included an after-tax gain of approximately $617,000 resulting from the sale of the Company’s merchant card business.

Basic and diluted earnings per share were $.60 and $.59, respectively, for the second quarter of 2005 compared to basic and diluted earnings per share of $.61 for the second quarter of 2004. Second quarter 2005 earnings included an additional $.06 as a result of the aforementioned increase in interest income and a $.03 reduction for merger expenses related to Heritage and costs associated with the name change. Second quarter 2004 earnings include an $.08 per share increase resulting from the sale of the merchant card business. The acquisitions of Renasant Bancshares and Heritage combined had a $.02 dilutive impact on second quarter 2005 earnings.

“Our results for the quarter reflect the integration of our two recent mergers and the name change of our Company and its subsidiaries,” commented Renasant Chairman and Chief Executive Officer, E. Robinson McGraw. “We believe we have now incurred substantially all merger related and name change expenses and are now positioned to realize the benefits of these activities. We continue to experience improvement in credit quality with linked quarter reduction in net charge-offs and non-performing loans. During the second quarter of 2005, we experienced solid organic loan and deposit growth resulting in marked improvement in net interest income. Noninterest income continued to increase during the second quarter of 2005 from diversified sources and noninterest expense declined on a linked quarter basis as we began to experience the synergies of the mergers.”

Credit quality continued to improve during the second quarter of 2005. Net charge-offs were $781,000, or .19% annualized as a percentage of average loans for the second quarter of 2005, compared to $610,000, or .28% annualized, for the second quarter of 2004. Net charge-offs for the six months ended June 30, 2005 were $1,967,000, or .25% annualized as a percentage of average loans, compared to $1,073,000 or .24% annualized, for the same period in 2004. Net charge-offs for the second quarter of 2005 include approximately $301,000, or .07% of average loans, representing the remaining charge-off of the one problem credit relationship as discussed in the first quarter earnings release. Net charge-offs for the six months ended June 30, 2005 include $906,000 of charge-offs related to this one credit relationship. All amounts charged-off related to this one credit had been fully reserved in the allowance for loan losses at the time of charge-off. Non-performing loans as a percentage of total loans decreased to .40% at June 30, 2005, from .43% at March 31, 2005 and .76% at December 31, 2004. The allowance for loan losses as a percentage of loans was 1.14% at June 30, 2005 as compared to 1.14% at March 31, 2005 and 1.26% at December 31, 2004. The non-performing loan coverage ratio was 280.35% at June 30, 2005 compared to 264.53% at March 31, 2005 and 166.30% at December 31, 2004. At June 30, 2005, the carrying balance of the loans acquired by the Company in connection with its acquisition of Heritage accounted for in accordance with SOP 03-3 was $10,604,000 as compared to the March 31, 2005 balance of $13,097,000. The balance of these acquired loans decreased primarily due to principal reductions.

Total assets as of June 30, 2005 were $2.353 billion, an increase of 37.82%, from December 31, 2004 reflecting primarily the acquisition of Heritage. Total loans grew 39.50% to $1.592 billion at the end of the second quarter of 2005 from $1.141 billion at December 31, 2004 while total deposits grew 33.78% to $1.764 billion during the same period. The increase in total loans and total deposits was also primarily due to the Heritage acquisition. Excluding Heritage balances at the date of acquisition, total loans and deposits at June 30, 2005 grew $61,171,000 and $64,502,000, respectively, from December 31, 2004. Compared to March 31, 2005, total loans and deposits grew at annualized rates of 5.16% and 5.32%, respectively, during the second quarter of 2005.

“During the first half of 2005, we began to realize the benefits of our merger with Renasant Bancshares as our Tennessee division grew loans by approximately $46 million and deposits by approximately $33 million. This is consistent with our expectations that it would take approximately 6-12 months to fully integrate Renasant Bancshares into our operations so that we could focus our attention on franchise growth. Despite the fact that we were primarily concentrating on integration efforts during this period, our Alabama division had modest loan and deposit growth in the second quarter of 2005. In our Mississippi division, loan growth was flat while deposits experienced healthy growth in the recently completed quarter,” stated McGraw.

Net interest income grew 63.03% to $20,455,000 for the second quarter of 2005 compared to $12,547,000 in the same period in 2004 due to loan growth and the Company’s acquisition of Renasant Bancshares and Heritage. During the second quarter of 2005, the Company recorded $1,048,000 in interest income as cash flows from certain Heritage loans accounted for under SOP 03-3 exceeded initial estimates. Net interest margin increased to 4.14% for the second quarter of 2005 from 4.10% for the second quarter of 2004 and 3.92% for the first quarter of 2005. The additional interest income from the Heritage loans accounted for under SOP 03-3 increased net interest margin for the second quarter of 2005 by 20 basis points. Factors negatively impacting net interest margin include the acquisition of Renasant Bancshares and Heritage, both of which had lower net interest margins than the Company prior to the acquisitions, the issuance of subordinated debentures to fund the acquisitions and the rising cost of deposits.

Noninterest income increased 9.12% to $9,951,000 for the second quarter of 2005 from $9,119,000 for the second quarter of 2004. Noninterest income for the second quarter of 2004 includes a $1,000,000 gain recognized as a result of the sale of the Company’s merchant card portfolio and $270,000 in merchant card revenue earned prior to the completion of the sale. Noninterest income also increased due to improvements in service charges, fees and commissions generated on the Company’s loan and deposit products, trust revenue and gains on sale of mortgage loans.

Noninterest expense was $20,857,000 for the second quarter of 2005 compared to $14,182,000 for the second quarter of 2004. The operations of Renasant Bancshares and Heritage increased noninterest expenses by $5,739,000, which includes $404,000 of merger-related expenses. In addition, the Company incurred approximately $73,000 in costs resulting from the disposal of obsolete supplies during the second quarter of 2005 associated with the change of its name. Compared to the first quarter of 2005, noninterest expenses for the second quarter of 2005 decreased $106,000. The decrease reflects the planned elimination of duplicate data processing operations and staff as a result of the Heritage merger, reduced data processing costs through contract renegotiations with the Company’s primary vendor and planned Mississippi staff reductions. These reductions were partially offset by normal salary increases which were effective March 2005.

“We are presently in the process of adding to our Tennessee division with a new full-service branch in East Memphis expected to open in August 2005 and a full-service branch in Collierville expected to open in the first quarter of 2006. In our Mississippi division, we expect to open a full-service branch in Oxford in August 2005 that will compliment our downtown presence and ATM on the campus of the University of Mississippi,” stated McGraw.

The acquisition of Heritage was completed on January 1, 2005 using the purchase accounting method under generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect the results of operations of Heritage prior to January 1, 2005. The balance sheet of the Company as of June 30, 2005, however, reflects the

Company’s acquisition of Heritage, including total assets of $540.3 million, total loans of $389.8 million, total deposits of $381.0 million, goodwill of $46.9 million and core deposits intangible of $4.6 million. The Company issued 1,369,589 shares of Renasant Corporation common stock and paid $23.1 million cash in connection with the acquisition.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 9:00 a.m. Eastern time on Wednesday, July 20, 2005, through the Company’s website: www.renasant.com, and through Thompson/CCBN’s individual investor center at www.fulldisclosure.com, or any of Thompson/CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 1-800-510-9836 in the United States and entering the participant passcode 95606648. The financial and other statistical information presented in the conference call will be provided through the investor relations page on the Company’s website: www.renasant.com.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $2.4 billion and operates 59 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

	2005		2004				2nd Qtr 2005 - 2nd Qtr 2004 Percent Variance	For the Six Months Ended June 30,
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2005	2004	Percent Variance
Statement of earnings
Interest income - taxable equivalent basis	$32,718	$29,834	$21,803	$21,538	$18,418	$18,441	77.64	$62,552	$36,859	69.71

Interest income	$31,900	$29,295	$21,076	$20,805	$17,559	$17,584	81.67	$61,195	$35,143	74.13
Interest expense	11,445	9,977	5,848	5,802	5,012	5,134	128.35	21,422	10,146	111.14

Net interest income	20,455	19,318	15,228	15,003	12,547	12,450	63.03	39,773	24,997	59.11

Provision for loan losses	847	597	(82)	636	488	505	73.57	1,444	993	45.42

Net interest income after provision	19,608	18,721	15,310	14,367	12,059	11,945	62.60	38,329	24,004	59.68

Service charges on deposit accounts	4,167	3,874	3,856	4,067	3,732	3,700	11.66	8,041	7,432	8.19
Fees and commissions on loans and deposits	2,965	2,505	1,812	1,975	1,958	1,671	51.43	5,470	3,629	50.73
Insurance commissions and fees	906	831	887	993	890	820	1.80	1,737	1,710	1.58
Trust revenue	611	625	419	658	606	464	0.83	1,236	1,070	15.51
Gain (loss) on sale of securities	(32)	102	(1,130)	51	(31)	89	3.23	70	58	20.69
Gain on sale of mortgage loans	673	693	166	138	151	128	345.70	1,366	279	389.61
Gain on sale of merchant business	—	—	—	—	1,000	—	(100.00)	—	1,000	(100.00)
Merchant discounts	2	2	39	7	270	356	(99.26)	4	626	(99.36)
Other	659	1,271	570	489	543	943	21.36	1,930	1,486	29.88

Total non-interest income	9,951	9,903	6,619	8,378	9,119	8,171	9.12	19,854	17,290	14.83

Salaries and employee benefits	11,520	11,459	8,755	9,106	7,952	7,593	44.87	22,979	15,545	47.82
Occupancy and equipment	2,222	2,605	2,406	2,095	1,727	1,566	28.66	4,827	3,293	46.58
Data processing	962	1,044	1,159	1,020	1,141	1,163	(15.69)	2,006	2,304	(12.93)
Amortization of intangibles	571	586	389	403	100	123	471.00	1,157	223	418.83
Other	5,582	5,269	3,922	3,586	3,262	3,241	71.12	10,851	6,503	66.86

Total non-interest expense	20,857	20,963	16,631	16,210	14,182	13,686	47.07	41,820	27,868	50.06

Income before income taxes	8,702	7,661	5,298	6,535	6,996	6,430	24.39	16,363	13,426	21.88
Income taxes	2,495	2,202	1,250	1,844	1,939	1,783	28.67	4,697	3,722	26.20

Net income (loss)	$6,207	$5,459	$4,048	$4,691	$5,057	$4,647	22.74	$11,666	$9,704	20.22

Basic earnings per share	$0.60	$0.52	$0.45	$0.52	$0.61	$0.57	(1.64)	$1.12	$1.18	(5.08)
Diluted earnings per share	0.59	0.52	0.45	0.52	0.61	0.57	(3.28)	1.11	1.18	(5.93)

Average basic shares outstanding	10,400,330	10,406,243	9,024,384	8,977,549	8,186,826	8,191,530	27.04	10,401,799	8,189,178	27.02
Average diluted shares outstanding	10,518,760	10,560,330	9,081,944	9,042,695	8,207,941	8,212,533	28.15	10,523,380	8,210,237	28.17

Common shares outstanding	10,397,897	10,412,775	9,046,997	9,018,145	8,186,826	8,186,826	27.01	10,397,897	8,186,826	27.01
Cash dividend per common share	$0.22	$0.21	$0.21	$0.21	$0.20	$0.20	10.00	$0.43	$0.40	7.50

Performance ratios
Return on average shareholders’ equity	10.64%	9.40%	9.07%	10.49%	14.02%	13.27%		10.07%	13.63%
Return on average tangible shareholders’ equity	19.85%	17.78%	13.14%	15.51%	14.77%	14.07%		18.87%	14.41%
Return on average assets	1.06%	0.93%	0.95%	1.12%	1.40%	1.29%		1.01%	1.35%
Return on average tangible assets	1.17%	1.05%	1.04%	1.21%	1.43%	1.32%		1.11%	1.38%

Net interest margin (FTE)	4.14%	3.92%	4.20%	4.16%	4.10%	4.09%		4.06%	4.09%
Yield on earning assets (FTE)	6.36%	5.89%	5.74%	5.69%	5.64%	5.67%		6.16%	5.65%
Average earning assets to average assets	88.10%	87.54%	89.10%	89.52%	91.10%	90.79%		87.78%	91.17%
Average loans to average deposits	90.75%	90.75%	84.13%	82.46%	77.17%	76.09%		92.07%	75.96%

Noninterest income (less securities gains/ losses) to average assets	1.71%	1.68%	1.82%	1.98%	2.26%	2.25%		1.71%	2.26%
Noninterest expense to average assets	3.57%	3.58%	3.92%	3.86%	3.94%	3.80%		3.60%	3.87%
Net overhead ratio	1.86%	1.91%	2.09%	1.88%	1.68%	1.56%		1.90%	1.61%
Efficiency ratio (FTE)	66.80%	70.44%	73.67%	67.22%	62.96%	63.72%		68.58%	63.33%

*	Percent variance not meaningful

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

			2004				2nd Qtr 2005 - 2nd Qtr 2004 Percent Variance	For the Six Months Ended June 30,
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2005	2004	Percent Variance
Average balances
Total assets	$2,340,597	$2,339,201	$1,699,207	$1,681,430	$1,440,130	$1,439,689	62.53	$2,339,899	$1,436,010	62.94
Earning assets	2,062,124	2,047,770	1,514,042	1,505,190	1,311,945	1,307,160	57.18	2,054,063	1,309,271	56.89
Securities	420,463	452,818	377,482	388,286	403,959	405,543	4.09	435,497	404,469	7.67
Loans, net of unearned	1,611,143	1,576,877	1,128,631	1,103,362	897,219	871,897	79.57	1,594,200	884,558	80.23
Intangibles	101,385	101,453	48,128	51,483	5,697	5,797	*	101,403	5,784	*

Non-interest bearing deposits	234,946	229,638	195,732	182,542	160,744	140,084	46.16	231,996	162,979	42.35
Interest bearing deposits	1,515,318	1,483,677	1,143,957	1,153,291	999,160	1,003,744	51.66	1,499,585	1,001,450	49.74
Total deposits	1,750,264	1,713,315	1,339,689	1,335,833	1,159,904	1,143,828	50.90	1,731,581	1,164,429	48.71
Other borrowings	333,710	371,855	161,263	149,590	123,197	113,586	170.88	348,480	118,392	194.34
Shareholders’ equity	233,908	232,348	178,591	178,855	144,306	140,084	62.09	233,645	142,370	64.11

Asset quality data
Nonaccrual loans	$4,157	$3,807	$6,443	$5,626	$5,566	$5,413	(25.31)	$4,157	$5,566	(25.31)
Loans 90 past due or more	2,292	3,002	2,228	2,054	1,848	3,891	24.03	2,292	1,848	24.03

Non-performing loans	6,449	6,809	8,671	7,680	7,414	9,304	(13.02)	6,449	7,414	(13.02)
Other real estate owned and repossessions	7,114	7,232	2,324	2,516	1,901	1,661	274.22	7,114	1,901	274.22

Non-performing assets	13,563	14,041	10,995	10,196	9,315	10,965	45.60	13,563	9,315	45.60

Net loan charge-offs	$781	$1,186	$1,824	$324	$610	$463	28.03	$1,967	$1,073	83.32
Allowance for loan losses	18,080	18,012	14,403	16,309	13,152	13,274	37.47	18,080	13,152	37.47

Non-performing loans / total loans	0.40%	0.43%	0.76%	0.68%	0.82%	1.05%		0.40%	0.82%
Non-performing assets / total assets	0.58%	0.60%	0.64%	0.60%	0.65%	0.75%		0.58%	0.65%
Allowance for loan losses / total loans	1.14%	1.14%	1.26%	1.45%	1.45%	1.50%		1.14%	1.45%
Allowance for loan losses / non-performing loans	280.35%	264.53%	166.30%	212.36%	177.39%	142.67%		280.35%	177.39%
Net loan charge-offs (annualized) / average loans	0.19%	0.31%	0.64%	0.12%	0.28%	0.21%		0.25%	0.24%

Balances at period end
Total assets	$2,353,385	$2,320,164	$1,707,545	$1,706,462	$1,422,381	$1,469,269	65.45	$2,353,385	$1,422,381	65.45
Earning assets	2,075,244	2,041,307	1,519,704	1,527,387	1,295,876	1,347,168	60.14	2,075,244	1,295,876	60.14
Securities	415,193	425,196	371,581	384,550	360,120	425,609	15.29	415,193	360,120	15.29
Mortgage loans held for sale	32,792	32,623	2,714	1,502	1,708	1,255	*	32,792	1,708	*
Loans, net of unearned	1,592,391	1,572,103	1,141,480	1,128,047	906,186	882,484	75.72	1,592,391	906,186	75.72
Intangibles	101,528	101,406	50,424	50,712	5,646	5,746	*	101,528	5,646	*

Non-interest bearing deposits	$233,095	$238,651	$200,922	$201,419	$160,771	$195,837	44.99	$233,095	$160,771	44.99
Interest bearing deposits	1,531,082	1,502,350	1,117,755	1,135,882	990,310	1,002,188	54.61	1,531,082	990,310	54.61
Total deposits	1,764,177	1,741,001	1,318,677	1,337,301	1,151,081	1,198,025	53.26	1,764,177	1,151,081	53.26
Other borrowings	334,952	324,330	191,547	172,723	115,679	112,340	189.55	334,952	115,679	189.55
Shareholders’ equity	235,454	230,892	179,042	176,712	138,276	141,286	70.28	235,454	138,276	70.28

Market value per common share	30.76	31.10	33.10	32.55	34.56	33.70		30.76	34.56
Book value per common share	22.64	22.17	19.79	19.60	16.89	17.26		22.64	16.89
Tangible book value per common share	12.88	12.44	14.22	13.97	16.20	16.56		12.88	16.20
Shareholders’ equity to assets (actual)	10.00	9.95	10.49	10.36	9.72	9.62		10.00	9.72
Tangible capital ratio	5.95	5.84	7.76	7.61	9.36	9.26		5.95	9.36
Leverage ratio	8.67	8.59	8.97	8.95	10.77	10.54		8.67	10.77

Detail of Loans by Category
Commercial, financial, agricultural	$228,371	$228,305	$175,571	$177,018	$142,999	$139,960	59.70	$228,371	$142,999	59.70
Lease financing	9,576	10,763	10,809	11,450	11,365	11,785	(15.74)	9,576	11,365	(15.74)
Real estate - construction	159,798	159,155	96,404	94,779	58,344	59,361	173.89	159,798	58,344	173.89
Real estate - 1-4 family mortgages	547,307	531,347	375,698	356,798	320,198	309,029	70.93	547,307	320,198	70.93
Real estate - commercial mortgages	556,694	537,800	395,048	394,386	291,012	277,517	91.30	556,694	291,012	91.30
Installment loans to individuals	90,645	104,733	87,950	93,616	82,268	84,832	10.18	90,645	82,268	10.18

Loans, net of unearned	1,592,391	1,572,103	1,141,480	1,128,047	906,186	882,484	75.72	1,592,391	906,186	75.72

*	Percent variance not meaningful